EXHIBIT 10.7

“Summary Sheet” of Employment Agreement

With Executive Officers

On December 19, 2008, the board of directors of GelTech Solutions, Inc. (the “Company”) approved new compensation arrangements with Michael Cordani, Chief Executive Officer, Joseph Ingarra, President and Peter Cordani, Chief Technology Officer (collectively, the “Officers”).  For a three year term, effective January 1, 2009, the Officers are to receive a base salary of $125,000 per year with increases in 2010 and 2011 subject to approval of the Compensation Committee.  Increases are to be based upon profitability, positive cash flow and such other factors as the Compensation Committee deems important.  Each Officer will receive a bonus for fiscal 2009, 2010 and 2011, which shall be subject to the discretion of the Compensation Committee, based upon job performance, revenue growth, positive cash flow and net income before taxes.  Each Officer also received 500,000, 10-year options at fair market value under the 2007 Equity Incentive Plan, subject to execution of the standard stock option agreement.  The options vest in one-third increments each year subject to continued employment on the applicable vesting date, based upon meeting budgeted revenue targets or if the Company fails to meet the budgeted revenue for the applicable fiscal year, the Compensation Committee retains discretion to award the entire target bonus.  Any options which do not vest in a fiscal year shall be forfeited.  Upon termination without cause or for good reason, the executives are entitled to one year’s severance.  If the good reason event is a change in control, the executive must be terminated within one year of the change in control.